Filed pursuant to Rule 433

Registration Statement Nos. 333-202913 and 333-180300-03

August 11, 2015

Credit Suisse Structured Product Yield Offerings

Please find the summary of the indicative terms for our Autocallable Yield offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our Autocallable Yield offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Brokerage

1 Year TWTR Autocallable Reverse Convertible Securities
Subject to Automatic Redemption, the investor is entitled to receive a coupon expected to be [9.00-11.00]%* per annum paid monthly. If a Knock-In Event occurs and the Final Level is greater than or equal to the Initial Level, the Redemption Amount at maturity will be the principal amount of securities held. If a Knock-In Event occurs and the Final Level is less than the Initial Level, the Redemption Amount will be the Physical Delivery Amount. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon*	Trigger Observation Dates	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VJJ6	Twitter, Inc.	Approximately 55% of Initial Level, American Knock-In	[9.00-11.00]% per annum coupon paid monthly	At 6 months and quarterly thereafter	1.50%		8/11/15	8/14/15	8/15/16

1 Year EWZ Autocallable Yield Notes
Subject to Automatic Redemption, the investor is entitled to receive a coupon expected to be [9.00-11.00]%* per annum paid monthly. If a Knock-In Event occurs and the Final Level is greater than or equal to the Initial Level, the Redemption Amount at maturity will be the principal amount of securities held. If a Knock-In Event occurs and the Final Level is less than the Initial Level, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon*	Trigger Observation Dates	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VJK3	iShares® MSCI Brazil Capped ETF	Approximately 70% of Initial Level, American Knock-In	[9.00-11.00]% per annum coupon paid monthly	Quarterly	1.50%		8/12/15	8/17/15	8/17/16

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

1 Year ALXN Autocallable Reverse Convertible Securities
Subject to Automatic Redemption, the investor is entitled to receive a coupon expected to be [7.50-9.50]%* per annum paid monthly. If a Knock-In Event occurs and the Final Level is greater than or equal to the Initial Level, the Redemption Amount at maturity will be the principal amount of securities held. If a Knock-In Event occurs and the Final Level is less than the Initial Level, the Redemption Amount will be the Physical Delivery Amount. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon*	Trigger Observation Dates	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VJN7	Alexion Pharmaceuticals, Inc.	Approximately 70% of Initial Level, American Knock-In	[7.50-9.50]% per annum coupon paid monthly	At 6 months and quarterly thereafter	1.50%		8/17/15	8/20/15	8/22/16

1 Year VRX Autocallable Reverse Convertible Securities
Subject to Automatic Redemption, the investor is entitled to receive a coupon expected to be [8.00-10.00]%* per annum paid monthly. If a Knock-In Event occurs and the Final Level is greater than or equal to the Initial Level, the Redemption Amount at maturity will be the principal amount of securities held. If a Knock-In Event occurs and the Final Level is less than the Initial Level, the Redemption Amount will be the Physical Delivery Amount. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon*	Trigger Observation Dates	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VJP2	Valeant Pharmaceuticals International, Inc.	Approximately 65% of Initial Level, American Knock-In	[8.00-10.00]% per annum coupon paid monthly	At 6 months and quarterly thereafter	1.50%		8/25/15	8/28/15	8/29/16

1 Year CELG Autocallable Reverse Convertible Securities
Subject to Automatic Redemption, the investor is entitled to receive a coupon expected to be [7.00-9.00]%* per annum paid monthly. If a Knock-In Event occurs and the Final Level is greater than or equal to the Initial Level, the Redemption Amount at maturity will be the principal amount of securities held. If a Knock-In Event occurs and the Final Level is less than the Initial Level, the Redemption Amount will be the Physical Delivery Amount. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon*	Trigger Observation Dates	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22546VJQ0	Celgene Corporation	Approximately 75% of Initial Level, American Knock-In	[7.00-9.00]% per annum coupon paid monthly	At 6 months and quarterly thereafter	1.50%		8/25/15	8/28/15	8/29/16

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-877-927-7335.

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